Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 18, 2026, relating to the financial statements of The Southern Company and the effectiveness of The Southern Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Southern Company for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
November 10, 2026